Exhibit 99.1

Horizon Offshore Files Notification of Delayed Filing With the
Securities and Exchange Commission for Its Annual Report on
Form 10-K and Provides Update Regarding Proposed Terms
of Recapitalization and Refinancing of Indebtedness

HOUSTON, March 17, 2005 (PRIMEZONE) -- Horizon Offshore, Inc. (NasdaqNM:HOFF - News) announced that it will file notification of delayed filing today with the Securities and Exchange Commission on Form 12b-25 for its annual report on Form 10-K for the year ended December 31, 2004, because it was not able to complete its annual report and financial statements by the filing deadline of March 16, 2005. The Company intends to file its annual report on Form 10-K on or before March 31, 2005.

On March 16, 2005, the day its Form 10-K was due, after having pursued multiple financing alternatives, the Company completed negotiation of the principal economic terms of a significant financing transaction with various lenders which, if successfully completed, will provide the Company with the ability to refinance and restructure its debt maturing in 2005, exchange a significant portion of its 16% and 18% subordinated secured notes for equity and obtain additional working capital financing to replace its revolving credit facilities with Southwest Bank of Texas, N.A. that were repaid in February 2005.

The proposed financing transaction contemplates a $25 million senior secured term loan and a $40 million senior secured revolving line of credit. The Company intends to use these proposed loan proceeds to refinance its revolving credit facility maturing in May 2005 and for other general corporate purposes, including to provide working capital to support operations. In connection with obtaining this financing, the Company intends to restructure its term loan with The CIT Group/Equipment Financing, Inc. The proposed financing transaction also contemplates that the new lenders and the holders of the Company's 16% and 18% subordinated secured notes and existing redeemable preferred stock will exchange approximately $85 million of subordinated secured notes and all of the preferred stock for equity securities in an acceptable form equivalent to 95% of the Company's aggregate outstanding common stock after giving effect to the transaction. The Company anticipates that $25 million of its subordinated secured notes will remain outstanding after closing. The proposed equity issuance would result in substantial dilution to the Company's existing common stockholders. Accordingly, any investment in the Company's common stock will continue to be highly speculative. In order to obtain the necessary funding to continue operations without the lengthy delay associated with obtaining stockholder approval, the Company would be required to delist from the NASDAQ National Market, which, among other things, may result in reduced liquidity of trading of the Company's common stock. A successful completion of the financing transaction and related equity issuance would result in the termination of the October 29, 2004 recapitalization letter agreement that the Company entered into with holders of its subordinated secured notes. That recapitalization letter agreement contemplated that the Company would have proposed to its stockholders that the holders of the Company's subordinated secured notes would have received common stock equivalent to 95% of the Company's aggregate outstanding common stock, and that $45 million of its subordinated secured notes would have remained outstanding.

The proposed financing transaction contemplates that the $25 million term loan would bear interest at 15% per annum, payable monthly 10% in cash and 5% paid in-kind, require a monthly principal payment of $500,000 and mature on March 31, 2007. The $40 million revolving line of credit would bear interest at 10% per annum, payable monthly 8% in cash and 2% paid in-kind, and mature on March 31, 2007. The proposed loans would be collateralized by first or second liens on all existing and future assets of the Company.

"We continue to work diligently with our subordinated note holders, senior lenders and prospective lenders to complete this proposed financing and equity recapitalization as part of our ongoing efforts to maximize the company's value,'' said John T. Mills, Chairman of the Board. "Although we remain confident that we can accomplish these tasks, the company needs the support of all interested parties to resolve these issues.''

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, Latin America and the Mediterranean. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company's substantial amount of debt and high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt; the Company's ability to complete the recapitalization of its equity structure and to extend and refinance its credit facilities; the potential of receiving an audit opinion with a "going concern'' explanatory paragraph from its independent auditors; resolution of the Company's outstanding claims against Pemex; outcome of litigation with Williams and the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like "should,'' "expects,'' "believes,'' "anticipates,'' "may,'' "could,'' etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Contact:	Horizon Offshore, Inc.
David W. Sharp
(713) 361-2630